UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 15, 2010 (October 15, 2010)

Penwest Pharmaceuticals Co.
(Exact name of registrant as specified in its charter)

Washington	001-34267	91-1513032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2981 Route 22, Suite 2, Patterson, New York	12563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 736-9378

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 9, 2010, Penwest Pharmaceuticals Co., a Washington corporation (“Penwest” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), and West Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a purchase price of $5.00 per share, net to the holder in cash (the “Offer Price”), subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 20, 2010, and the related Letter of Transmittal.

The Offer expired at 12:00 midnight, New York City time, on September 17, 2010.  Based on information from the depositary for the Offer, as of the expiration of the Offer, a total of approximately 30,453,675 shares of the Company Common Stock were validly tendered and not withdrawn (including 858,109 Shares delivered through notices of guaranteed delivery), representing approximately 90.56% of the Company Common Stock outstanding.

The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become an indirect wholly-owned subsidiary of Parent. In the Merger, each share of the Company Common Stock remaining outstanding following the consummation of the Offer, other than shares of the Company Common Stock held by Parent or its subsidiaries or by shareholders who have validly exercised their appraisal rights under Washington law, will be converted into the right to receive cash in an amount equal to the Offer Price. The closing of the Merger is subject to approval by the holders of a majority of all the outstanding shares of the Company Common Stock entitled to vote at a meeting of the shareholders of the Company. As a result of the number of shares of the Company Common Stock tendered in the Offer, Merger Sub holds a sufficient number of shares of the Company Common Stock such that the vote of any other shareholder of the Company will not be required to approve the Merger.

In connection with the expected closing of the Merger and conversion of the shares of the Company Common Stock into the right to receive the Offer Price, on October 15, 2010, the Company notified the NASDAQ Stock Market (“NASDAQ”) that the Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) to strike the Company Common Stock from listing and registration thereon. On or about the effective date of the Merger, and after the effective date of the Form 25, the Company intends to file with the SEC a Form 15 to deregister the Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to suspend the remaining reporting obligations of the Company under the Exchange Act.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8−K filed by the Company on August 10, 2010 and is incorporated herein by reference. In particular, the representations, warranties and covenants set forth in the Merger Agreement (1) were made solely for purposes of the Merger Agreement and solely for the benefit of the contracting parties, (2) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement, (3) will not survive consummation of the Merger, (4) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (5) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (6) may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third party beneficiaries under the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in subsequent public disclosure.

Item 7.01.	Regulation FD Disclosure.

On October 15, 2010, the Company issued a press release announcing its intention to strike the listing and registration of the Company Common Stock on NASDAQ. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In accordance with General Instruction B.2. of Form 8−K, the information in this Current Report on Form 8−K, including Exhibit 99.1, that is being furnished pursuant to Item 7.01 of Form 8−K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Penwest Pharmaceuticals Co. on October 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
(Registrant)

By:	/s/ Jennifer L. Good
Name:	Jennifer L. Good
Title:	President and Chief Executive Officer

Dated: October 15, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued by Penwest Pharmaceuticals Co. on October 15, 2010.